UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 10, 2012

A123 Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34463	04-3583876
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

A123 Systems, Inc. 200 West Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  617-778-5700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement

As previously disclosed on May 24, 2012, the Company entered into the Amended and Restated Securities Purchase Agreement, dated May 23, 2012, pursuant to which it issued to certain buyers party thereto its 6.00% Senior Convertible Notes due 2013 in aggregate original principal amount of $50,000,000 (the “Notes”).  On August 10, 2012, the Company entered into the Consent and First Amendment to Senior Convertible Note with the required holders of the Notes (the “Consent and Amendment”), in order to amend certain terms of the Notes in connection with the proposed entry into a series of financing transactions with Wanxiang Group Corporation or certain of its affiliates.  Among other things, the Consent and Amendment increased the conversion price of a portion of the Notes at all times on or after August 21, 2012 from 85% of the market price thereof (as was previously provided for such the Notes under their original terms) to 87% of the market price thereof.  In consideration of the foregoing, the Consent and Amendment changed the first date on which the holders of the Notes may convert up to $30 million of the Notes into shares of Common Stock at a 15% discount to the market price thereof from August 15, 2012 to August 10, 2012.

The foregoing description of the Consent and Amendment is a summary, does not purport to be complete and is qualified in its entirety by reference to such document, a form of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01                   Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Form of Consent and First Amendment to Senior Convertible Note by and between A123 Systems, Inc. and certain institutional holders of the Notes

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.

Date: August 10, 2012	By:	/s/ DAVID PRYSTASH
DAVID PRYSTASH
Chief Financial Officer